Filed Pursuant to Rule 424(b)(3)
                                              Registration File No.: 333-67500

                   BALLY TOTAL FITNESS HOLDING CORPORATION
                            SUPPLEMENT TO PROSPECTUS

                           DATED NOVEMBER 27, 2001

      This Prospectus Supplement should be read in conjunction with the Prospectus dated November 27, 2001 (the "Prospectus"), which relates to the issuance from time to time of 6,000,000 shares of the common stock of Bally Total Fitness Holding Corporation.

      An aggregate of 2,991,451 shares of common stock covered by the Prospectus were issued recently to the stockholders of Crunch Fitness International, Inc., a Delaware corporation, in connection with the merger of Crunch with and into a wholly-owned subsidiary of Bally. The dollar amount of the revenues and assets of Crunch are not significant to the financial condition of Bally and none of the former stockholders of Crunch has had any material relationship with Bally within the past three years. The 2,991,451 shares issued in connection with the merger represent approximately 10% of Bally's issued and outstanding common stock.

      The following former stockholders of Crunch may from time to time offer for sale for their own account, as described under "Resale of Securities Covered by this Prospectus", the number of shares of Bally common stock set forth in the following table.

                                                                                                 Number of Shares Beneficially
                                                                                                 Owned After this Offering
                               Number of Shares Beneficially      Number of Shares Covered by
    Selling Stockholder        Owned Prior to this Offering             This Prospectus          Number                Percent
---------------------------  ---------------------------------  -------------------------------  -----------------------------

Douglas Levine                             0                             2,012,734(1)            0                     0%

Marlin Capital, L.P.                       0                               265,562               0
                                                                                                                       0%

Marlin Holdings, LLC.                      0                                14,957               0                     0%


Greg Manocherian                           0                               227,628               0
                                                                                                                       0%

Comvest Capital Partners                   0                                25,747               0                     0%


James E. Solomon                           0                                12,800               0                     0%

James N. Hauslein                          0                                15,297               0                     0%

Arlene DiLorenzo                           0                                  194                0                     0%

Diane Hauslein Trust                       0                                  194                0                     0%

Roger Harvey                               0                                39,748               0                     0%

Howard Brodsky                             0                                28,153               0                     0%

Douglas Levine, as                         0                                 8,437               0                     0%
Stockholder's
Representative

The Bank of New                            0                                340,000              0                     0%
York, as Escrow
Agent


(1) Excludes 8,437 shares of Bally Common Stock held by Douglas Levine for the benefit of the former stockholders of Crunch.

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      In connection with distributions of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. The selling stockholders may also sell common stock short and redeliver the common stock to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealers of the common stock, which the broker-dealers may resell or otherwise transfer pursuant to the prospectus. The selling stockholders may also loan or pledge common stock to a broker-dealer and the broker-dealer may offer sales of the pledged or loaned common stock pursuant to this prospectus.

      There is no assurance that any of the selling stockholders will sell any or all of the shares offered by them hereunder.

      This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

      The date of this Prospectus Supplement is December 31, 2001.